Exhibit 99.1

GUESS?, INC. APPOINTS CHIEF FINANCIAL OFFICER

LOS ANGELES, July 18th, 2013 -GUESS?, Inc. (NYSE:GES) announced today the appointment of Sandeep Reddy as Chief Financial Officer for GUESS with global responsibility, reporting to Paul Marciano, co-founder and CEO of GUESS?, Inc. He will be part of the GUESS Executive Leadership Team.

Sandeep has led the GUESS Europe Finance Team as CFO since September 2010. He has demonstrated leadership, financial and business acumen, and discipline in execution. Previously, Sandeep held senior financial roles for Mattel Inc. for 13 years in Europe and USA.

“Sandeep brings deep European and North American business and finance experience. He understands the GUESS culture and has an excellent track record for developing and executing financial and business strategy,” said Paul Marciano.

Interim CFO, Nigel Kershaw's last day with the company will be July 31st.

ABOUT GUESS?, INC.
Established in 1981, GUESS began as a denim company and has since successfully grown into a global lifestyle brand. Today, GUESS designs, markets and distributes full collections of women's, men's and children's apparel as well as accessories. Throughout the years, the GUESS image has been portrayed in unforgettable, innovative campaigns that have made the brand a household name. GUESS is distributed throughout the world in fine department and specialty stores, its retail and factory stores, and on its online store www.GUESS.com. GUESS has licensees and distributors in South America, Europe, Asia, Africa, Australia, and the Middle East. In addition to shopping online, you can find more information on GUESS at www.GUESS.com.

Contact: Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.